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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

                                       OF

                             BERKSHIRE BANCORP INC.

            Adopted in accordance with the provisions of Section 242
             of the General Corporation Law of the State of Delaware

          The undersigned, being a duly authorized officer of Berkshire Bancorp Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     1. The Certificate of Incorporation of the Corporation is hereby amended by striking out Section 4.1 of Article IV thereof in its entirety and by substituting in lieu thereof the following new Section 4.1:

          "4.1 Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares, of which ten million (10,000,000) shares shall be common stock, par value $.10 per share ("Common Stock"), and two million (2,000,000) shares shall be preferred stock, par value $.01 per share ("Preferred Stock").

          The presently issued and outstanding shares of Common Stock, including any treasury stock, shall be combined (through a reverse stock split) in the ratio of one (1) share of Common Stock for each ten (10) shares of Common Stock currently issued and outstanding."

     2. That such amendment has been duly adopted by the stockholders of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     3. The effective date of this Certificate of Amendment shall be 5:00 P.M. EDT on May 18, 2004.

Dated: May 18, 2004

                                    BERKSHIRE BANCORP INC.


                                    By: /s/ Steven Rosenberg
                                        ----------------------------------------
                                    Name: Steven Rosenberg
                                    Title: President and Chief Financial Officer


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